UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

SCOTTISH RE GROUP LIMITED
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

February 20, 2007

Dear Scottish Re Group Limited Shareholder:

We previously sent you a Proxy Statement dated January 19, 2007 relating to an Extraordinary General Meeting of Shareholders of Scottish Re Group Limited to be held on February 23, 2007 (the ‘‘Proxy Statement’’). At this important meeting, you will be asked to vote on a set of proposals relating to an investment by MassMutual Capital Partners LLC (‘‘MassMutual Capital’’), a member of the MassMutual Financial Group, and SRGL Acquisition, LLC, an affiliate of Cerberus Capital Management, L.P. (‘‘Cerberus’’), or another affiliate thereof (such affiliate of Cerberus, together with MassMutual Capital, the ‘‘Investors’’), in a controlling voting equity interest in Scottish Re Group Limited. On November 26, 2006, we entered into a Securities Purchase Agreement with the Investors (the ‘‘Securities Purchase Agreement’’) whereby, subject to the terms and conditions set forth in the Securities Purchase Agreement, the Investors will each purchase 500,000 of our convertible cumulative participating preferred shares (the ‘‘Convertible Shares’’), which will be newly issued, and which shares may be converted into an aggregate of 150,000,000 ordinary shares at any time and will automatically convert on the ninth anniversary of the issue date if not previously converted, subject to certain adjustments. If the transactions contemplated by the Securities Purchase Agreement, including without limitation the issuance of the Convertible Shares and the amendment of our Memorandum and Articles of Association (which we collectively refer to as the ‘‘Issuance’’) are consummated, the Investors will initially hold securities representing approximately 68.7% of the voting power of all of our shareholders, subject to certain adjustments.

As described in more detail in the Proxy Statement, during the Extraordinary General Meeting, shareholders will consider and vote upon:

•	an increase in our authorized share capital and certain other amendments to our Memorandum and Articles of Association which are necessary to effect the transactions contemplated by the Securities Purchase Agreement, as described more fully in the Proxy Statement,

•	the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company, and

•	the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Extraordinary General Meeting to approve the transactions contemplated by the Securities Purchase Agreement.

As a result of developments since the time of the mailing of the Proxy Statement, we are providing you with the attached Supplement to the Proxy Statement (the ‘‘Supplement’’), which includes additional information for your consideration of the Issuance. In light of the developments described in the Supplement, our board of directors has again considered the terms of the Issuance. OUR BOARD OF DIRECTORS UNANIMOUSLY REAFFIRMS ITS RECOMMENDATION THAT YOU VOTE ‘‘FOR’’ THE PROPOSAL TO INCREASE OUR AUTHORIZED SHARE CAPITAL AND MAKE CERTAIN AMENDMENTS TO OUR MEMORANDUM AND ARTICLES OF ASSOCIATION, ‘‘FOR’’ THE PROPOSAL TO PERMIT THE ISSUANCE OF THE CONVERTIBLE SHARES AND ‘‘FOR’’ THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO APPROVE THE ISSUANCE.

We intend to convene the Extraordinary General Meeting scheduled to be held on February 23, 2007 and immediately move a motion to adjourn the Extraordinary General Meeting until March 2, 2007, at 11:00 a.m., Bermuda time, in order to give our shareholders additional time to review the information included in the Supplement in connection with considering the Issuance. If adjourned as expected, the Extraordinary General Meeting will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda HM CX.

Your vote is important, and we urge you to give the Proxy Statement and the Supplement your immediate attention. You have already received a proxy card on which you can vote, and you may have already returned the card. However, we have enclosed a second proxy card for your use in case you have misplaced the proxy card previously sent or you wish to change your vote.

Sincerely,
Paul Goldean President and Chief Executive Officer

Supplement to Proxy Statement Dated January 19, 2007

This is a Supplement to the Proxy Statement dated January 19, 2007, first mailed to shareholders of Scottish Re Group Limited on January 22, 2007. This Supplement contains additional information for your consideration of the Issuance. This Supplement is dated February 20, 2007 and is first being mailed to our shareholders on or about February 21, 2007. We intend to convene the Extraordinary General Meeting scheduled to be held on February 23, 2007 and immediately move a motion to adjourn the Extraordinary General Meeting until March 2, 2007, at 11:00 a.m., Bermuda time, in order to give our shareholders additional time to review the information included in this Supplement in connection with considering the Issuance. If adjourned as expected, the Extraordinary General Meeting will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda HM CX. In the event that we do not have sufficient votes to carry the motion, the meeting will be adjourned in accordance with our Articles of Association and held at the Fairmont Hamilton Princess Hotel on March 2, 2007.

Second Amendment to Securities Purchase Agreement

On February 20, 2007, we entered into an Amendment No. 2 to Securities Purchase Agreement (the ‘‘Second Amendment’’). We had previously entered into a first amendment to the Securities Purchase Agreement on January 9, 2007 to make certain clarifying changes to the Certificate of Designations for the Convertible Shares, which were incorporated in the form of Certificate of Designations included in the Proxy Statement. The following summary describes selected material provisions of the Second Amendment and is qualified in its entirety by reference to the Second Amendment, which is attached to this Supplement as Annex A. This summary may not contain all of the information about the Second Amendment that is important to you. You are encouraged to read the Second Amendment in its entirety.

Pursuant to the terms of the Second Amendment, we have agreed to provide an additional indemnity to the Investors, which would be calculated pursuant to the terms of the Second Amendment, in an amount not to exceed $68.5 million in the aggregate, if actual claims with respect to the in-force individual life reinsurance business of ING America Insurance Holdings, Inc., which we acquired on December 31, 2004 (the ‘‘ING Block’’), exceed expected claims for such business. The measurement period for this indemnification is the period from January 1, 2007 until the earlier of (i) December 31, 2009 and (ii) the most recently ended calendar quarter prior to the conversion of the Convertible Shares. The Investors must bring any claim for indemnification not more than 120 days after the end of such measurement period. We will settle any such indemnification obligation solely through the adjustment of the number of ordinary shares into which the Convertible Shares may be converted. This adjustment is similar to the adjustment for the existing indemnification provisions of the Securities Purchase Agreement, which are described in the Proxy Statement. See ‘‘Term of the Securities Purchase Agreement — Indemnification’’ and ‘‘Risk Factor — The issuance of the Convertible Shares will significantly dilute the interests of our existing shareholders.’’    Therefore, to the extent that we are required to indemnify the Investors pursuant to the terms of the Second Amendment, the holdings of our existing shareholders will be further diluted.

Reasons for the Amendment

As required by the Securities Purchase Agreement, our management has provided the Investors with ongoing information regarding our business and operations. In connection with this, we have been working closely with the Investors throughout our closing process for the fourth quarter ended December 31, 2006. Due to the operating results for the quarter, combined with the Investors’ continued detailed review of our operations, the Investors requested additional protections in our agreement with them. Under the terms of the Second Amendment, which was unanimously approved by our board of directors on February 19, 2007, we have agreed to provide an additional indemnity to the Investors, in an amount not to exceed $68.5 million, with respect to adverse mortality experience in the ING Block (measured over a period of up to three years commencing January 1, 2007). As with the existing indemnification provisions in the Securities Purchase Agreement, we will settle any such indemnification obligation through the adjustment of the number of ordinary shares into which the Convertible Shares may be converted, and all indemnification matters will be submitted to the independent members of our board of directors.

MassMutual Capital and Cerberus have reaffirmed to us their commitment to completing the Issuance, and the amendment noted above is not expected to have any impact on the timing of the closing.

Proxies

If I have already sent my proxy and do not wish to change my vote, do I need to do anything?

A:	No. If you have already sent in a proxy relating to the Extraordinary General Meeting, you do not need to take any additional action if you do not want to change your vote, and your previously provided proxy will be voted at the meeting as you so indicated.

If I previously sent my proxy and wish to change my vote, what should I do?

A:	If you have previously sent in a proxy, you may revoke your proxy, if you so choose, by:

•	providing written notice of revocation at the offices of Scottish Re Group Limited, P.O. Box HM 2929, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda or to Computershare Investor Services, 1601 Elm Street, Suite 4340, Texas 75201 by 5:00 p.m. (Bermuda time) on February 22, 2007 (and, if the motion to adjourn the Extraordinary General Meeting until March 2, 2007 carries, by 5:00 p.m. (Bermuda time) on March 1, 2007);

•	submitting another valid proxy bearing a later date that is received prior to the Extraordinary General Meeting (or any adjournment thereof, including the adjournment described above); or

•	attending the Extraordinary General Meeting (or any adjournment thereof, including the adjournment described above) and voting in person.

For your convenience, an additional proxy card is included with this Supplement. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy, which may include instructions for voting by phone or internet.

If I have not yet sent my proxy, what should I do?

A:	If you do not vote, the effect will be a vote against the Issuance. We urge you to please return your proxy card in the enclosed business return envelope, or vote by following the instructions for voting that appear on the enclosed proxy card. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in voting your ordinary shares, which may include instructions for voting by phone or internet.

2

Annex A

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

AMENDMENT NO. 2 (this ‘‘Amendment’’), dated as of February 20, 2007, to the Securities Purchase Agreement, dated as of November 26, 2006, by and among Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (‘‘SRGL’’), MassMutual Capital Partners LLC, a Delaware limited liability company (‘‘MassMutual’’), SRGL Acquisition LLC, a Delaware limited liability company (‘‘Cerberus’’ and together with MassMutual, ‘‘Investors’’), as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of January 9, 2007 (collectively, the ‘‘Agreement’’). Capitalized terms used herein and not otherwise defined herein have the respective meanings given in the Agreement.

WI T N E S SE T H

WHEREAS, Cerberus has assigned its rights and obligations under the Agreement to SRGL Acquisition, LDC, a Cayman Islands limited duration company;

WHEREAS, the parties desire to amend the Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, the parties agree as follows:

ARTICLE I

AMENDMENTS

1.1    Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended by adding the following defined terms:

‘‘Actual Claims’’ means incurred claims relating to the Denver Block, net of external retrocession, as recorded on the general ledger of SRGL and its relevant Insurance Subsidiaries in accordance with GAAP consistently applied throughout the Mortality Measurement Period in accordance with the accounting policies, practices and methodologies of SRGL as in effect on December 31, 2006 (assuming consistency with GAAP on such date).

‘‘Actual Deviation’’ means the present value (calculated using a 14% discount rate) determined as of the Closing Date, of Actual Claims less Expected Claims for each calendar quarter in the Mortality Measurement Period.

‘‘A/E Factor’’ means Actual Claims during the Mortality Measurement Period divided by Expected Claims for the Mortality Measurement Period.

‘‘Assumed Future Deviation’’ means the A/E Factor minus one, multiplied by the present value (calculated using a 14% discount rate) as of the Closing Date of projected claims for the Denver Block for all calendar quarters following the final calendar quarter of the Mortality Measurement Period, calculated in accordance with the model previously provided to SRGL by Investors, as recalculated to reflect actual in-force business as of the time of such calculation.

‘‘Denver Block’’ means the individual life reinsurance business of SLD and SLDI reinsured by Subsidiaries of SRGL, as of December 31, 2006, pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 17, 2004, by and among SLD, SLDI, SRGL, Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited. The specific individual life reinsurance business included in the Denver Block will be specified in a schedule to be delivered to the Investors within five business days from the date of this Amendment.

‘‘Expected Claims’’ means the projected quarterly claims relating to the Denver Block, calculated using the assumptions previously provided to SRGL by Investors, as recalculated to reflect actual in-force business at the beginning of each calendar quarter.

‘‘Mortality Measurement Period’’ means the period from January 1, 2007 until the earlier of (x) December 31, 2009 and (y) the most recently ended calendar quarter prior to the conversion of the Convertible Shares.

‘‘SLD’’ means Security Life of Denver Insurance Company, a Colorado insurance company.

‘‘SLDI’’ means Security Life of Denver International Limited, a Bermuda insurance company.

1.2    Section 9.2 of the Agreement is hereby amended by deleting the phrase ‘‘together with the amount described in clause (y) below’’ in the second parenthetical phrase in clause (x) thereof and replacing it with the following:

‘‘together with the amounts described in clause (y) below and Section 9.7’’.

1.3    Section 9.4(a) of the Agreement is hereby amended in its entirety to read as follows:

‘‘Certain Limitations on Indemnification. (a) After the Closing, except with respect to Losses (x) arising out of inaccuracies in or breaches of the representations and warranties contained in the first sentence of Section 3.1 and Sections 3.2 and 3.4, (y) arising out of fraud, bad faith, intentional misrepresentation or intentional omission by SRGL, or (z) indemnified pursuant to Section 9.2(y) or Section 9.7, SRGL shall not be required to indemnify Investor Indemnitees for Losses under Section 9.2(x)(a) (i) until the aggregate amount of all such Losses exceeds 1% (or 2% only in the case of Losses arising out of inaccuracies in or breaches of the representations and warranties contained in Section 3.10) of the Aggregate Consideration (the ‘‘Threshold’’), in which event SRGL shall be responsible for all Losses from the first dollar of such Losses, whether or not in excess of the Threshold or (ii) for Losses in the aggregate in excess of $100,000,000 (or $125,000,000 only in the case of Losses arising out of inaccuracies in or breaches of the representations and warranties contained in Section 3.10 and attributable or related to, or discovered in any currently notified or pending audit or Proceeding of any Governmental Entity, as the same may be expanded in scope following the date of this Agreement) (the ‘‘Cap’’).’’

1.4    Article IX of the Agreement is hereby amended by adding the following text as new Section 9.7:

SECTION 9.7. Mortality Indemnification. Not more than 120 days after the end of the Mortality Measurement Period, Investors shall be entitled to bring a claim for indemnification pursuant to this Section 9.7, and SRGL shall indemnify Investors for any Losses determined pursuant to this Section 9.7 upon receipt of such claim and in accordance with Section 9.4(c). If the A/E Factor for the Mortality Measurement Period is less than or equal to 1, there shall not have been a Loss pursuant to this Section 9.7. If the A/E Factor during the Mortality Measurement Period is greater than 1, the amount of the Loss (which, for purposes of the Convertible Shares Certificate of Designations, shall be considered a diminution in value of, or other loss to, SRGL; provided that the amount of Losses shall be determined by an independent actuarial firm of national reputation to be selected by the Independent Committee specified in Section 9.6) shall be the sum of Actual Deviation plus Assumed Future Deviation. The maximum liability of SRGL under this Section 9.7 for such Losses in the aggregate shall be $68,500,000. Investors shall only be entitled to make one claim for indemnification pursuant to this Section 9.7, and shall not otherwise be entitled to seek indemnification in respect of adverse mortality experience pursuant to any other provision of Article IX to the extent that Investors have received indemnification for such Losses pursuant to this Section 9.7. The foregoing indemnity, however, shall be in addition to, and not a limitation on, the other rights of indemnification provided in this Article IX.

ARTICLE II

MISCELLANEOUS

2.1    Effectiveness; Confirmation of Other Provisions. This Amendment shall become effective as of the date hereof. Except as modified hereunder, all other terms and provisions of the Agreement are hereby confirmed and ratified in all respects, and this Amendment shall be without prejudice to any other rights and remedies of SRGL or the Investors under the Agreement or the other Transaction Documents.

2.2    Counterparts. This Amendment may be executed in one or more counterparts, all of which will constitute one and the same instrument.

2.3    Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

SCOTTISH RE GROUP LIMITED
By: /s/ Paul Goldean Name: Paul Goldean Title: President and CEO
MASSMUTUAL CAPITAL PARTNERS LLC
By: /s/ Larry Port Name: Larry Port Title: Managing Director
SRGL ACQUISITION, LDC By: Cerberus International, Ltd., as Director By: Partridge Hill Overseas Management, LLC, its Investment Manager
By: /s/ Seth Plattus Name: Seth Plattus Title: Managing Director

Scottish Re Group Limited

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Extraordinary General Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 & 3.

	For	Against	Abstain
1. To amend the Memorandum and Articles of Association to increase the authorized share capital of the Company and adopt certain other amendments to the Company's Memorandum and Articles of Association, which amendments are attached as Attachment A to the Notice of Extraordinary General Meeting of Shareholders contained in the proxy statement.	☐	☐	☐
2. To issue Convertible Shares, which are convertible into Ordinary Shares representing more than 20% of the Company's outstanding ordinary shares and which will result in a change of control of the Company.	☐	☐	☐
3. To adjourn the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Extraordinary General Meeting to approve proposals 1 and 2.	☐	☐	☐

B

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Whether or not you expect to attend the meeting in person, please date, sign and return this proxy. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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